EXHIBIT 15.2

[Letterhead of Commerce & Finance Law Offices]

April 9, 2007

Ctrip.com International, Ltd.

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Business Overview — PRC Government Regulations” and “Major Shareholders and Related Party Transactions — Related Party Transactions” in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2006, which will be filed with the Securities and Exchange Commission in the month of April 2007.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices